EXHIBIT 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS IMPROVED

FIRST QUARTER 2014 RESULTS

FAIRLAWN, OHIO, April 2, 2014 –

First Quarter 2014 Highlights

•	The Company reported net income of $1.2 million, or $0.03 per diluted share for the first quarter of 2014, compared to a loss of $0.2 million, or breakeven per diluted share for the first quarter of 2013.

•	The Company’s Adjusted Income from Continuing Operations improved to $2.3 million, or $0.05 per diluted share, compared to $1.5 million, or $0.03 per diluted share for the first quarter of 2013.

•	Severe winter weather negatively impacted customer demand and resulted in over $1.5 million of unanticipated expenses in the quarter, primarily for energy, logistics and maintenance.

•	Gross profit was $49.1 million with margins increasing to 21.7% in the first quarter of 2014 as compared to $49.0 million, or 19.5%, a year ago. The margin improvement was due to favorable product mix.

•	The Company’s segment operating profit was $15.5 million in the first quarter of 2014, compared to $15.0 million for the first quarter of 2013.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced net income of $1.2 million, or $0.03 per diluted share, for the first quarter ending February 28, 2014, compared to a loss of $0.2 million, or breakeven per diluted share, for the first quarter of 2013. Adjusted Income From Continuing Operations was $2.3 million, or $0.05 per diluted share for the first quarter of 2014, compared to first quarter 2013 Adjusted Income From Continuing Operations of $1.5 million, or $0.03 per diluted share (See Table B).

“Our financial results in the first quarter of 2014 improved as compared to last year, driven by significantly higher earnings in Engineered Surfaces, improved results in several specialty chemical product lines and lower interest expense. Better results were achieved despite extreme winter weather disruptions which negatively affected customer demand and also resulted in over $1.5 million of higher operating costs during the quarter for energy, raw materials, transportation and maintenance,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“We continue to work on a number of key structural improvements in Performance Chemicals that should positively contribute to future results, including new specialty chemicals capabilities in China and Europe, styrene butadiene latex capacity rationalization and repurposing in North America, and several new product launches. Engineered Surfaces is benefiting from a lower cost base, improved sales mix and its participation in the recovering U.S. housing / refurbishment markets,” said McMullen.

“Although we continue to face competitive pressure in certain Performance Chemicals product lines, we are encouraged by the positive trends in markets where we are well positioned such as oil and gas exploration, automotive and transportation, and U.S. construction and refurbishment. We continue to optimize our manufacturing footprint and leverage our lower cost base while increasing our focus on value-added customer solutions,” McMullen said.

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OMNOVA Add 2

Consolidated Results for the First Quarter Ended February 28, 2014

Net sales decreased $25.8 million, or 10.2%, to $225.9 million for the first quarter of 2014, compared to $251.7 million for the first quarter of 2013. The sales decline was a result of reduced pricing of $11.3 million, or 4.5%, and lower volumes of $14.9 million, or 5.9%. These were partially offset by favorable currency translation effects of $0.5 million. The volume decline was driven primarily by the Company’s decision in 2013 to exit certain lower margin Engineered Surfaces business in China and weaker volumes in some markets.

Gross profit in the first quarter of 2014 was $49.1 million, or 21.7%, compared to $49.0 million and 19.5% in the first quarter of 2013. The improvement in margins was due to favorable product mix. Raw material costs declined $9.7 million in the first quarter versus the same period last year. Selling, general and administrative expense (SG&A) in the first quarter of 2014 was $30.6 million, or 13.5% of sales, compared to $30.5 million, or 12.1% of sales, in the first quarter of 2013.

Interest expense in the first quarter of 2014 declined to $7.7 million, a decrease of $0.9 million from the first quarter of 2013, due to reduced borrowing spreads as a result of a term loan refinancing in March 2013 and lower foreign borrowings.

Income tax expense was $1.0 million, representing a 41.7% effective income tax rate, for the first quarter of 2014, compared to $0.6 million, or a 75.0% effective tax rate, in the first quarter of 2013. The higher rate in the first quarters of 2014 and 2013 were due primarily to losses in foreign jurisdictions in which no tax benefit can be recognized. The Company estimates its full-year 2014 effective tax rate will be approximately 30%. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $113.6 million of U.S. federal net operating loss carryforwards and $108.9 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2033.

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OMNOVA Add 3

Net income for the first quarter of 2014 was $1.2 million, or $0.03 per diluted share. This compared to a net loss of $0.2 million, or breakeven per diluted share, for the first quarter of 2013.

Adjusted Income from Continuing Operations was $2.3 million, or $0.05 per diluted share, for the first quarter of 2014, compared to Adjusted Income from Continuing Operations of $1.5 million, or $0.03 per diluted share, in the first quarter of 2013 (See Table B).

Performance Chemicals Segment Results

Net sales during the first quarter of 2014 decreased $19.5 million, or 10.2%, to $171.7 million, compared to $191.2 million in the first quarter of 2013. Net sales decreased due to reduced pricing of $11.9 million or 6.2%, which was driven primarily by lower raw material costs and the related impact on index pricing, competitive pricing pressure in certain North American Performance Materials (paper and carpet chemicals) markets, and lower volumes partially driven by severe winter weather in North America. The Company intends to defend its share in traditional North American paper and carpet markets, while focusing resources on technology-driven opportunities to grow volumes and enhance margins in higher growth adjacent paper and carpet segments.

For the first quarter of 2014, Performance Chemicals’ Adjusted Segment Operating Profit was $12.7 million, compared to Adjusted Segment Operating Profit of $15.1 million in the first quarter of 2013 (see Table A). Adjusted Segment Operating Profit declined due primarily to lower pricing and volumes in the Performance Materials product line and higher expenses due to the extreme winter weather.

Adjusted Segment Operating Profit margin was 7.4% for the first quarter of 2014, compared to Adjusted Segment Operating Profit margin of 7.9% in the first quarter of 2013.

Sales in the Specialty Chemicals product line decreased $9.6 million to $114.3 million for the first quarter of 2014, compared to $123.9 million for the first quarter of 2013, driven primarily by reduced pricing of $4.8 million and lower volumes of $4.8 million. Certain higher growth

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OMNOVA Add 4

product lines, including coatings, oilfield solutions and elastomeric modifiers, generated increased sales volumes.

Performance Materials product line sales were $57.4 million for the first quarter of 2014, compared to $67.3 million for the first quarter of 2013, driven by lower year-over-year volumes and reduced pricing. While committed to defending share in the traditional coated paper market, the Company is also focusing on growing sales in higher performance products that deliver greater customer value in adjacent markets such as specialty papers, packaging and commercial carpet.

The Company is consolidating polymer emulsion manufacturing from its Akron, Ohio plant into its Mogadore, Ohio plant. When the project is completed at the end of 2014, the Company will increase its efficiency and utilization by repurposing styrene butadiene latex capacity at Mogadore into specialty acrylic manufacturing capabilities. The capital spend associated with this project in 2014 is projected to be $9 million, with an estimated operating savings of $4 million per year beginning in 2015. Once completed, this action will result in a reduction of 80 million pounds of under-utilized styrene butadiene manufacturing capacity in Mogadore. This is in addition to the 40 million pound reduction in styrene butadiene latex capacity the Company completed in Mogadore during 2013 by converting reactors to produce hollow plastic pigment products. The Akron plant will continue to operate as a drying operation to process emulsions into dry polymers.

As part of OMNOVA’s strategy to grow its proprietary specialty chemicals business into other regions and markets, the Company made significant progress in marketing new acrylic emulsion products which will be manufactured in its recently completed acrylic emulsion reactor in Europe, which was repurposed from under-utilized vinyl pyridine latex capacity. These unique products are targeted for high performance applications such as exterior masonry, direct-to-metal, and other functional and decorative coatings. Additionally, scale-up and customer

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OMNOVA Add 5

approval continued in the quarter for the new styrene butadiene emulsion reactor at the Caojing, China plant, focused primarily on specialty applications for nonwovens, flooring and construction.

Engineered Surfaces Segment Results

Net sales were $54.3 million during the first quarter of 2014, a decrease of $6.2 million, or 10.2%, compared to $60.5 million in the first quarter of 2013. The decrease was driven by lower sales in U.S. coated fabrics and the strategic decision in 2013 to exit certain low margin China residential furniture applications.

Despite the lower sales, Adjusted Segment Operating Profit improved to $3.7 million in the first quarter of 2014 (See Table A). This compares to Adjusted Segment Operating Profit of $1.8 million for the first quarter of 2013. Adjusted Segment Operating Profit margin improved to 6.8% for the first quarter of 2014, compared to 3.0% in the first quarter of 2013. The improvement in Adjusted Segment Operating Profit was the result of favorable product mix, lower manufacturing costs due to the closure of an under-utilized production plant in the first quarter of 2013 and improved yields.

Global Coated Fabrics sales were $23.3 million, down $5.6 million compared to the first quarter of 2013 as a result of the decision a year ago to exit lower margin residential furniture business in China, and from weaker U.S. results as key customers adjusted inventories in the quarter. U.S. based school bus and motorcycle seating customers are expected to restock in the second quarter. The Company also secured a new automotive seating customer in China, with sales expected to ramp up over the next few quarters. With this win, the Company now supports several major platforms / models which are among the highest production volume vehicles in China.

Laminates and Performance Films sales were $31.0 million in the first quarter of 2014, a decrease of $0.6 million compared to the first quarter of 2013, due primarily to weather-related operating issues experienced by the Company and its customers. However, strong backlog

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OMNOVA Add 6

demand continued in laminates for residential and commercial construction-related markets for products that go into kitchen and bath, window, retail display and home furnishing applications. Late in the quarter, the Company was awarded new specialty laminate volume with market leading bath surround customers.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, April 2, 2014, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, April 23, 2014. A telephone replay will also be available beginning at 1:00 p.m. EDT on April 2, 2014, and ending at 11:59 p.m, EDT on April 23, 2014. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 321438.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended February 28,

(Dollars in millions)	2014	2013
Net Sales
Performance Chemicals
Performance Materials	$57.4	$67.3
Specialty Chemicals	114.3	123.9

Total Performance Chemicals	$171.7	$191.2

Engineered Surfaces
Coated Fabrics	$23.3	$28.9
Laminates and Performance Films	31.0	31.6

Total Engineered Surfaces	54.3	60.5

Inter-segment sales	(.1)	—

Total Net Sales	$225.9	$251.7

Segment Operating Profit
Performance Chemicals	$12.1	$14.5
Engineered Surfaces	3.4	.5
Interest expense	(7.7)	(8.6)
Corporate expense	(5.4)	(5.6)

Income From Continuing Operations Before Income Taxes	2.4	.8
Income tax expense	(1.0)	(.6)

Income from continuing operations	1.4	.2
Discontinued operations, net of tax	(.2)	(.4)

Net Income (Loss)	$1.2	$(.2)

Depreciation and amortization	$8.6	$8.3
Capital expenditures	$4.7	$4.7

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table C is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. Adjusted EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations and (C) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended
	February 28,
(Dollars in millions)	2014	2013
Performance Chemicals’ Segment Operating Profit	$12.1	$14.5
Restructuring and severance	—	.6
Accelerated depreciation for production transfer	.6	—

Total adjustments to Performance Chemicals’ segment operating profit	.6	.6

Performance Chemicals’ Adjusted Segment Operating Profit	$12.7	$15.1

Engineered Surfaces’ Segment Operating Profit	$3.4	$.5
Restructuring and severance	.2	.2
Asset impairment, facility closure costs and other	.1	.6
Coated Fabrics manufacturing transition costs	—	.5

Total adjustments to Engineered Surfaces’ segment operating profit	.3	1.3

Engineered Surfaces’ Adjusted Segment Operating Profit	$3.7	$1.8

Total Adjusted Segment Operating Profit	$16.4	$16.9

TABLE B
Adjusted Income From Continuing Operations Reconciliation and Adjusted Diluted Earnings Per Share	Three Months Ended
	February 28,
(Dollars in millions, except per share amounts)	2014	2013
Income From Continuing Operations Before Income Taxes	$2.4	$.8
Performance Chemicals segment operating profit adjustments per Table A	.6	.6
Engineered Surfaces segment operating profit adjustments per Table A	.3	1.3

Adjusted income from continuing operations before income taxes	3.3	2.7
Income tax expense(1)	1.0	1.2

Adjusted Income From Continuing Operations	$2.3	$1.5

Adjusted Diluted Earnings Per Share From Adjusted Income From Continuing Operations	$.05	$.03

(1)	Proforma income tax expense is calculated using an estimated effective tax rate of 30% for 2014 and 44% for 2013.

Non-GAAP and Other Financial Measures (Continued)

TABLE C
Net Leverage Ratio Calculation
	Twelve Months Ended
	February 28,	November 30,
(Dollars in millions)	2014	2013
Income from continuing operations	$21.7	$20.5
Interest expense	28.8	29.6
Amortization of deferred financing costs	2.2	2.3
Income tax	6.4	6.0
Depreciation and amortization	33.9	33.6

EBITDA	$93.0	$92.0
Restructuring and severance	4.4	5.0
Asset impairments	.1	.2
Non-cash stock compensation	2.3	2.2
Gain on asset sales	(4.9)	(4.9)
Deferred financing fees write-off	1.5	1.5
Other	1.1	1.0

Adjusted EBITDA	$97.5	$97.0

	Twelve Months Ended
	February 28,	November 30,
Net Debt Reconciliation	2014	2013
Total debt as defined by Term Loan B agreement	$449.5	$451.7
Less cash	(140.6)	(164.9)

Net Debt	$308.9	$286.8

Adjusted EBITDA	$97.5	$97.0
Net Debt/Adjusted EBITDA	3.17x	2.96x

OMNOVA Add 10

This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.

All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein.

All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in

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general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; reduced profitability or losses due to competitor pricing pressure; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to generate sufficient cash to service that debt, including debt increases as a result of a rise in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

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OMNOVA Add 12

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending February 28, 2014 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	February 28,
	2014	2013
Net Sales	$225.9	$251.7
Cost of goods sold	176.8	202.7

Gross Profit	49.1	49.0
Selling, general and administrative	30.6	30.5
Depreciation and amortization	8.6	8.3
Restructuring and severance	.3	.8
Interest expense	7.7	8.6
Other income, net	(.5)	—

	46.7	48.2

Income From Continuing Operations Before Income Taxes	2.4	.8
Income tax expense	1.0	.6

Income From Continuing Operations	1.4	.2

Discontinued Operations
Loss from discontinued operations (net of tax benefit of $0.1 million and $0.2 million in 2014 and 2013, respectively)	(.2)	(.4)

Total discontinued operations	(.2)	(.4)

Net Income (Loss)	$1.2	$(.2)

Income Per Share - Basic and Diluted
Income per share - continuing operations	$.03	$—
Income per share - discontinued operations	—	—

Basic and Diluted Income Per Share	$.03	$—

Weighted average shares outstanding - Basic	46.2	46.1
Weighted average shares outstanding - Diluted	46.8	46.7

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	February 28,	November 30,
	2014	2013
ASSETS:	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$140.6	$164.9
Accounts receivable, net	139.3	123.1
Inventories	103.0	88.1
Prepaid expenses and other	18.0	17.6
Deferred income taxes - current	8.5	8.4

Total Current Assets	409.4	402.1

Property, plant and equipment, net	227.6	226.5
Trademarks and other intangible assets, net	72.6	73.6
Goodwill	89.6	88.9
Deferred income taxes - non-current	46.8	46.9
Deferred financing fees	8.8	9.3
Other assets	7.5	7.4

Total Assets	$862.3	$854.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$2.8	$4.6
Accounts payable	95.3	92.1
Accrued payroll and personal property taxes	15.8	20.4
Employee benefit obligations	2.1	2.1
Accrued interest	6.7	1.7
Other current liabilities	9.2	5.8

Total Current Liabilities	131.9	126.7

Senior notes	250.0	250.0
Long-term debt – other	193.6	194.0
Postretirement benefits other than pensions	6.2	6.5
Pension liabilities	67.3	67.2
Deferred income taxes - non-current	23.4	23.3
Other liabilities	8.4	9.0

Total Liabilities	680.8	676.7

Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 48.1 million and 47.9 million shares issued at February 28, 2014 and November 30, 2013, respectively	4.8	4.8
Additional contributed capital	335.5	334.6
Retained deficit	(66.4)	(67.6)
Treasury stock at cost; .7 million shares at February 28, 2014 and November 30, 2013, respectively	(5.2)	(5.2)
Accumulated other comprehensive loss	(87.2)	(88.6)

Total Shareholders’ Equity	181.5	178.0

Total Liabilities and Shareholders’ Equity	$862.3	$854.7

OMNOVA SOLUTIONS INC.

Consolidated Statements of Cash Flows

(Dollars in Millions)

(Unaudited)

	Three Months Ended
	February 28,
	2014	2013
Operating Activities
Net income (loss)	$1.2	$(.2)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8.6	8.3
Amortization of deferred financing fees	.6	.6
Non-cash stock compensation expense	.6	.5
Deferred income taxes	—	(.4)
Other	—	.4

Changes in operating assets and liabilities:
Accounts receivable	(15.8)	(16.7)
Inventories	(14.4)	(5.1)
Other current assets	(.3)	(1.5)
Current liabilities	4.1	(3.2)
Other non-current assets	(.6)	(.6)
Other non-current liabilities	(.1)	(1.9)
Contributions to defined benefit plan	—	(2.5)
Discontinued operations	—	(.3)

Net Cash Used In Operating Activities	(16.1)	(22.6)

Investing Activities
Capital expenditures	(4.7)	(4.7)

Net Cash Used In Investing Activities	(4.7)	(4.7)

Financing Activities
Repayment of debt obligations	(.5)	(.5)
Short-term debt borrowings	2.6	10.5
Short-term debt payments	(4.4)	(9.6)
Cash received from exercise of stock options	.3	.1

Net Cash (Used In) Provided By Financing Activities	(2.0)	.5
Effect of exchange rate changes on cash	(1.5)	.3

Net Decrease In Cash And Cash Equivalents	(24.3)	(26.5)
Cash and cash equivalents at beginning of period	164.9	143.0

Cash And Cash Equivalents At End Of Period	$140.6	$116.5